UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 04, 2013 (Date of earliest event reported)
Boston Therapeutics, Inc. (Exact name of registrant as specified in its charter)

NH (State or other jurisdiction of incorporation)	000-54586 (Commission File Number)	27-0801073 (IRS Employer Identification Number)

1750 Elm Street, Suite 103, Manchester (Address of principal executive offices)		03101 (Zip Code)
603-935-9799 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Departure of a Director, Appointment of New Directors, Appointment of CFO

(b) Effective as of November 27, 2013 Carl Lueders resigned as a director of Boston Therapeutics, Inc. (the "Company") to spend more time with his new business venture. Mr. Lueder's resignation was not the result of any disagreements with the Company regarding its operations, policies, or practices.

(c) On December 4, 2013, the Board of Directors of the Company elected Anthony Squeglia to service as Chief Financial Officer of the Company.

Anthony D. Squeglia is Chief Financial Officer for Boston Therapeutics. From 2007 to March 2012, he was Chief Financial Officer of Pro-Pharmaceuticals and its successor company Galectin Therapeutics. From 2003 to 2007, he was Vice President of Investor Relations for Pro-Pharmaceuticals. From 2001 to 2003, Mr. Squeglia was a Partner in JFS Advisors, a management consulting firm that delivered strategic services to entrepreneurial businesses that included raising capital, business planning, positioning, branding, marketing, and sales channel development. Previously, Mr. Squeglia held executive management positions with Summa Four, Unisys, AT&T, Timeplex, Colonial Penn and ITT. Mr. Squeglia received an M.B.A. from Pepperdine University and a B.B.A. from The Wharton School, University of Pennsylvania.

(d) On December 4, 2013, the Board of Directors of the Company voted to expand the size of the Board from 5 to 6 directors and elected S. Colin Neill and Conroy Chi-Heng Cheng as directors to fill the vacancies created by the expansion of the Board and the resignation of Carl Lueders. Mr. Neill was also elected as Chairman of the Company's Audit Committee.

S. Colin Neill became President of Pharmos Corporation in January 2008, and has served as Chief Financial Officer, Secretary, and Treasurer of Pharmos since October 2006. Prior to becoming President, he also served as Senior Vice President from October 2006 to January 2008. From September 2003 to October 2006, Mr. Neill served as Chief Financial Officer, Treasurer and Secretary of Axonyx Inc., a biopharmaceutical company that developed products and technologies to treat Alzheimer's disease and other central nervous system disorders, where he played an integral role in the merger between Axonyx and TorreyPines Therapeutics Inc., a privately-held biopharmaceutical company. Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc.; a $100 million publicly traded global contract research organization in the drug development business, from 1998 to its successful sale in 2001. Following that sale from April 2001 to September 2003 Mr. Neill served as an independent consultant assisting small start-up and development stage companies in raising capital. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a $3.5 billion US subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a $2.5 billion British owned industrial gas company with substantial operations in the health care field. Mr. Neill served four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a master's degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland. Mr. Neill served on the board of Galectin Therapeutics (formerly named Pro Pharmaceuticals, Inc.) from May 2007 to October 2011 and from April 2004 to June 2008 on the board of OXIS International, Inc.

Mr. Conroy Chi-Heng Cheng serves as the Chief Executive Officer of Net Plus Company Limited. He serves as an Executive Director of Net Plus Company Limited. He has been an Executive Director of New World Development Co. Ltd. since June 2010. He serves as a Director of Chow Tai Fook Enterprises Limited. He served as an Independent Non-executive Director of Hong Kong Energy Holdings Limited (alternate name JIC Technology Co. Ltd. & China Renewable Energy Investment Limited) from July 2002 to May 2007. Mr. Cheng has a Bachelor of Arts degree majoring in Economics from the University of Western Ontario, Ontario, Canada in 1999.

Mr. Cheng is a director of Advance Pharmaceutical Company ("Advance Pharmaceutical"), a Hong Kong-based, privately-held company. On June 24, 2011, the Company entered into a definitive Licensing and Manufacturing Agreement (the "Agreement") with Advance Pharmaceutical. Under terms of the Agreement, the Company manufactures and supplies product in bulk for Advance Pharmaceutical. Advance Pharmaceutical is responsible for the packaging, marketing and distribution of SUGARDOWN(R) in China. Advance Pharmaceutical will also have rights to develop and manufacture SUGARDOWN(R) for commercial sale in China, subject to establishment of quality assurance and quality control standards set forth by the Company. The Agreement provides that Advance Pharmaceutical will pay royalties to the Company for SUGARDOWN(R) and related products developed by the Company and a reduced royalty rate for products based on the Company's intellectual property and developed by Advance Pharmaceutical.

A press release announcing the election of Messrs. Neill and Cheng as directors and Mr. Squeglia as Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
            99.1       Press Release of Boston Therapeutics, Inc. dated December 04, 2013

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 04, 2013	BOSTON THERAPEUTICS, INC. By: /s/ anthony squeglia anthony squeglia cfo

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Boston Therapeutics, Inc. dated December 04, 2013